EXHIBIT (a)(1)(G)
E-mail to Eligible Employees Announcing
Offer to Amend the Exercise Price of Certain Options
To: All TO Associates
Re: Tender Offer Q&A
Channel: Directed E-mail
Associates:
You are invited to join Bill Gerber, Chief Financial Officer, for an informal Question and Answer session on the tender offer. The conference call will be on [insert date] at [time].
Dial In Number:
Passcode:
Please RSVP to [insert name and e-mail address] so that we can reserve enough phone ports.
Thank you.
Human Resources
TD AMERITRADE Confidential. Please remember that everything we disclose is proprietary to TD AMERITRADE and must not be communicated outside of the Company.
This notice does not constitute the Offer to Amend. The full terms of the offer are described in the Offer to Amend and the documents accompanying it. You may access these documents, except your personalized Election Form, through TD AMERITRADE’s intranet site, Athena, by accessing the tab titled Associate Resources, or through the U.S. Securities and Exchange Commission’s website at www.sec.gov. You may access your personalized Election Form by contacting the Human Resources Associate Resource Center at phone number (866) 373-3872 or at PeopleSoft, which is accessible at https://ps.ameritrade.com.